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                                                                    EXHIBIT 10.u

                              February 28, 1995






Dear      :

      As you know, our company's Board of Directors has adopted a Plan whereby supplemental retirement and other benefits, in addition to those provided under the Company's pension and other benefit plans, will be made available to those Company and subsidiary executives as may be designated from time to time by the company's Chief Executive Officer. You have been previously designated as a participant in the Plan by a letter agreement signed by you and dated February 14, 1994. This agreement amends and replaces in its entirety your previously signed letter agreement and describes in full your benefits pursuant to the Plan and all of the Company's obligations to you and yours to the Company under the Plan. These benefits as described below are contractual obligations of the Company.

     For the purposes of this Agreement, words and terms are defined as follows:

            a. "Retirement" shall mean your termination of employment with the Company, on or after you attain age 65. Your acting as a consultant shall not be considered employment.

            b. "Average Compensation" shall mean the aggregate of your highest three years' total annual cash compensation paid to you by the Company, consisting of (i) base salaries and (ii) regular year-end cash bonuses paid with respect to the years in which such salaries are paid, divided by three.

            c. If you become Disabled, "Total Compensation" shall mean your annual base salary rate in the year in which you become Disabled plus the regular year-end cash bonus paid to you for the year immediately prior thereto.

            d. "Surviving Spouse" shall be the person to whom you shall be legally married (under the law of the jurisdiction of your permanent residence) at the date of (i) your Retirement or death after attaining age 65 (if death


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                              Page 2                           February 28, 1995


      terminated employment with the Company) for the purposes of paragraphs 1, 2 and 3, (ii) your death for the purposes of paragraph 5, and (iii) your Disability for the purposes of paragraphs 6 and 7. For the purposes of paragraphs 10a, 10e, 10f, 10g and 10h, "Surviving Spouse" shall be any spouse entitled to survivor's benefits.

            e. "Disability" and "Disabled" shall mean your being unable to perform your duties as a Company executive by reason of your physical or mental condition, prior to your attaining age 65, provided that you have been employed by the Company for two consecutive Years or more.

            f. "Company" shall mean TriMas Corporation or any corporation in which TriMas Corporation or a subsidiary owns stock possessing at least 20% of the total combined voting power of all classes of stock.

            g. "Year" shall mean twelve full consecutive months, and "year" shall mean a calendar year.

            h. "Plan Limitation" for any year shall mean (x) for 1989, $300,000 multiplied by the Cost of Living Factor for 1988, and (y) for any year subsequent to 1989, the Plan Limitation for the immediately preceding year multiplied by the Cost of Living Factor for such preceding year.

            i. "Cost of Living Factor" for any year shall mean, except as otherwise provided generally with respect to the Plan by the Company's Board of Directors, the quotient (in no event to exceed 1.03 or to be less than .97) obtained by dividing the monthly Consumer Price Index Number (as compiled in the Consumer Price Index for Urban Consumers by the Bureau of Labor Statistics) for the month of December in such year by the monthly Consumer Price Index Number for the immediately preceding month of December.

            j. A "Change in Control" shall be deemed to have occurred if, during any period of twenty-four consecutive calendar months, the individuals who at the beginning of such period constitute the Company's Board of Directors, and any new directors whose election by such Board or nomination for election by stockholders was approved by a vote of at


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                                   Page 3                    February 28, 1995


      least two-thirds of the members of such Board who were either directors on such Board at the beginning of the period or whose election or nomination for election as directors was previously so approved, for any reason cease to constitute at least a majority of the members thereof.

      1. In accordance with the Plan, upon your Retirement the Company will pay you annually during your lifetime 60% of your Average Compensation, less:
(i) a sum equal to the annual benefit which would be payable to you upon your Retirement if benefits payable to you under the Company funded qualified pension plans and the defined benefit (pension) plan restoration provisions of the Company's Retirement Benefits Restoration Plan and any similar plan were converted to a life annuity, or if you are married when you retire, to a joint and spouse survivor life annuity, (ii) a sum equal to the annual benefit which would be payable to you upon Retirement if your vested accounts in the Company's Future Service Profit Sharing Trust and the defined contribution (profit sharing) restoration provisions of the Company's Retirement Benefits Restoration Plan and any similar plan were converted to a life annuity, and
(iii) any retirement benefits payable to you by reason of employment by your prior employers (excluding, however, from such deduction any portion thereof, and earnings thereon, determined by the committee referred to in paragraph 10 to have been contributed by you rather than your prior employers). In all cases the amount offset pursuant to these subsections (i) and (ii) shall be determined prior to the effect of any payments from the plans and trust referred to therein which are authorized pursuant to a Qualified Domestic Relations Order under ERISA.

     2. Upon your death after Retirement or while employed by the Company after attaining age 65, your Surviving Spouse shall receive for life 75% of the annual benefit pursuant to paragraph 1 of this Agreement which was payable to you prior to your death (or, if death terminated employment after attaining age 65, which would have been payable to you had your Retirement occurred immediately prior to your death).

     3.    Upon your Retirement the Company will provide or


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                                   Page 4                  February 28, 1995




purchase for you and your spouse's benefit, or at its option reimburse you or your Surviving Spouse for premiums paid, during your joint and several lives, such supplemental medical insurance as the Company may deem advisable from time to time.

      4. Under no circumstances (i) will any retirement benefits be paid to you or your Surviving Spouse pursuant to this Agreement unless you were employed by the Company or Disabled on your Retirement, or were employed by the Company at the time of your death after attaining age 65, and (ii) will you or your Surviving Spouse be entitled to receive retirement benefits under this Agreement if your Retirement commences prior to your attaining age 65.

     5. If while employed by the Company you die prior to your attaining age 65 leaving a Surviving Spouse, and provided you shall have been employed by the Company for two consecutive Years or more, your Surviving Spouse shall receive annually for life 45% of your Average Compensation, less: (i) a sum equal to the annual benefit which would be payable to your Surviving Spouse under Company funded qualified pension plans and the defined benefit (pension) plan restoration provisions of the Company's Retirement Benefits Restoration Plan and any similar plan if such benefit were converted to a life annuity, and
(ii) a sum equal to the annual payments which would be received by your Surviving Spouse as if your spouse were designated as the beneficiary of your vested accounts in the Company's Future Service Profit Sharing Trust and the defined contribution (profit sharing) restoration provisions of the Company's Retirement Benefits Restoration Plan and any similar plan and such accounts were converted to a life annuity. In all cases the amount offset pursuant to these subsections (i) and (ii) shall be determined prior to the effect of any payments from the plans and trust referred to therein which are authorized pursuant to a Qualified Domestic Relations Order under ERISA. No death benefits are payable except to your Surviving Spouse.

     6. If you shall have been employed by the Company for two Years or more and while employed by the Company you become Disabled prior to your attaining age 65, until the earlier of your death, termination of Disability or attaining age 65 the


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                                  Page 5                      February 28, 1995


Company will pay you an annual benefit equal to 60% of your Total Compensation less any benefits payable to you pursuant to long-term disability insurance or other plans the cost of which is paid by the Company. If your Disability continues until you attain age 65, you shall be considered retired and you shall receive retirement benefits pursuant to paragraph 1 above, based upon your Average Compensation as of the date it is determined you became Disabled.


     7. If you die leaving a Surviving Spouse while receiving Disability benefits pursuant to paragraph 6 of this Agreement, notwithstanding paragraph 4 you will be deemed to have retired on your death and your Surviving Spouse shall receive for life 75% of the annual benefit which would have been payable to you if you had retired on the date of your death and your benefit determined pursuant to paragraph 1, based upon your Average Compensation as of your becoming Disabled.

     8. Notwithstanding any of the provisions of this Agreement, the maximum retirement, disability and death benefits payable to you and your spouse pursuant to this Agreement for any year shall in no event exceed the higher of
(A) $500,000 less those sums to be deducted from benefits pursuant to clauses
(i), (ii) and (iii) of paragraph 1, clauses (i) and (ii) of paragraph 5, or under paragraph 6, whichever is applicable, or (B) the Plan Limitation for the year in which such benefits were first paid, less the aggregate annual benefit with respect to the Company's Retirement Benefits Restoration Plan (and any future non-qualified retirement plan) to be deducted (x) under clauses (i) and
(ii) of paragraph 1, (y) under paragraph 5 should you die while employed prior to attaining age 65 or (z) under paragraph 6 should you become disabled prior to attaining age 65.

     9. If you are eligible to receive benefits hereunder, unless otherwise specifically agreed by the Company in writing, you will not be able to receive benefits under any other Company sponsored non-qualified retirement plans other than the Company's Retirement Benefits Restoration Plan.

     10.  We also agree upon the following:

            a.   The Compensation Committee of the company's

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                                  Page 6                    February 28, 1995


      Board of Directors, or any other committee however titled which shall be vested with authority with respect to the compensation of the company's officers and executives, shall have the exclusive authority to make all determinations which may be necessary in connection with this Agreement including the date of and whether you are Disabled, the amount of annual benefits payable to you by reason of employment by other employers, the interpretation of this Agreement, and all other matters or disputes arising under this Agreement. The determinations and findings of the Compensation Committee or such other committee of the company's Board of Directors shall be conclusive and binding, without appeal, upon both of us.

            b. You will not during your employment or Disability, and after Retirement or the termination of your employment, for any reason disclose or make use of for your own or another person's benefit under any circumstances any of the Company's Proprietary Information.
      Proprietary Information shall include trade secrets, secret processes, information concerning products, developments, manufacturing techniques, new product or marketing plans, inventions, research and development information or results, sales, pricing and financial data, information relating to the management, operations or planning of the Company and any other information treated as confidential or proprietary.

            c. If your employment by the Company shall terminate for any reason whatsoever prior to your Retirement other than by reason of your death or Disability, for a period of two years after the termination of your employment, and if your employment shall be terminated by reason of Retirement or any Disability during such time as you shall receive retirement or disability benefits pursuant to this Agreement, you agree that you will not directly or indirectly engage in any business activities, whether as a consultant, advisor or otherwise, in which the Company is engaged in any geographic area in which the products or services of the Company have been sold, distributed or provided during the five year period prior to the date of termination of employment or Retirement.

      In addition to the foregoing and provided no "Change in

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                               Page 7                      February 28, 1995


      Control" has occurred, if while you are receiving retirement or other benefits pursuant to this Agreement, in the judgment of the committee you directly or indirectly engage in activity or act in a manner which can be considered adverse to the interest of the Company or any of its direct or indirect subsidiaries or affiliated companies, the committee may terminate your rights to any further benefits hereunder.

            d. Except as may be provided to the contrary in a duly authorized written agreement between yourself and the Company you acknowledge that the Company has made no commitments to you of any kind with respect to the continuation of your employment, which we expressly agree is an employment at will, and you or the Company shall have the unrestricted right to terminate your employment with or without cause, at any time in your or its discretion.

            e. At the Company's request, expressed through a Company officer, you agree to provide such information with respect to matters which may arise in connection with this Agreement as may be deemed necessary by the Company or the Compensation or other committee, including for example only and not in limitation, information concerning benefits payable to you from third parties, and you further agree to submit to such medical examinations by duly licensed physicians as may be requested by the Company or such committee from time to time. You also agree to direct third parties to provide such information, and your Surviving Spouse's cooperation in providing such information is a condition to the receipt of survivor's benefits under this Agreement.

            f. To the extent permitted by law, no interest in this Agreement or benefits payable to you or to your Surviving Spouse shall be subject to anticipation, or to pledge, assignment, sale or transfer in any manner nor shall pledge, assignment, sale or transfer in any manner nor shall you or your Surviving Spouse have the power in any manner to charge or encumber such interest or benefits, nor shall such interest or benefits be liable or subject in any manner for the liabilities of you or your Surviving Spouse's debts, contracts, torts or other engagements of any kind.


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                                    Page 8                  February 28, 1995


            g. No person other than you and your Surviving Spouse shall have any rights or property interest of any kind whatsoever pursuant to this Agreement, and neither you nor your Surviving Spouse shall have any rights hereunder other than those expressly provided in this Agreement. Upon the death of you and your Surviving Spouse no further benefits of whatsoever kind or nature shall accrue or be payable pursuant to this Agreement.

            h. All benefits payable pursuant to this Agreement shall be paid in installments of one-twelfth of the annual benefit, or at such shorter intervals as may be deemed advisable by the Company in its discretion, upon receipt of your or your Surviving Spouse's written application, or by the applicant's personal representative in the event of disability.

            i. All benefits under this Agreement shall be payable from the Company's general assets, which assets are subject to the claims of general creditors, and are not set aside for your or your Surviving Spouse's benefit.

            j. This Agreement shall be governed by the laws of the State of Michigan.

      11. We have agreed that the determinations of the committee described in paragraph 10a shall be conclusive as provided in such paragraph, but if for any reason a claim is asserted which subverts the provisions of paragraph 10a, we agree that, except for causes of action which may arise under paragraph 10b and the first paragraph of paragraph 10c, arbitration shall be the sole and exclusive remedy to resolve all disputes, claims or controversies which could be the subject of litigation (hereafter referred to as "dispute") involving or arising out of this Agreement. It is our mutual intention that the arbitration award will be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction and enforcement may be had according to its terms.

     The arbitrator shall be chosen in accordance with the commercial arbitration rules of the American Arbitration


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                                Page 9                     February 28, 1995


Association and the expenses of the arbitration shall be borne equally by the parties to the dispute. The place of the arbitration shall be the principal offices of theAmerican Arbitration Association in the metropolitan Detroit area.

     The arbitrator's sole authority shall be to apply the clauses of this Agreement.


     We agree that the provisions of this paragraph 11, and the decision of the arbitrator with respect to any dispute, with only the exception provided in this paragraph 11, shall be the sole and exclusive remedy for any alleged cause of action in any manner based upon or arising out of this Agreement. Subject to the foregoing exception, we acknowledge that since arbitration is the exclusive remedy, neither of us or any party claiming under this Agreement has the right to resort to any federal, state or local court or administrative agency concerning any matters dealt with by this Agreement and that the decision of the arbitrator shall be a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute. The arbitration provisions contained in this paragraph shall survive the termination or expiration of this Agreement, and shall be binding on our respective successors, personal representatives and any other party asserting a claim based upon this Agreement.

     We further agree that any demand for arbitration must be made within one year of the time any claim accrues which you or any person claiming hereunder may have against the Company; unless demand is made within such period it is forever barred.

     We are pleased to be able to make this supplemental plan available to you. Please examine the terms of this Agreement carefully and at your earliest convenience indicate your assent to all of its terms and conditions by signing and dating where provided below and returning a signed copy to me.

                              Sincerely,

                              TRIMAS CORPORATION


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                                 Page 10                      February 28, 1995




                              By/s/Richard A. Manoogian
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                                 Richard A. Manoogian
                                 Chief Executive Officer


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DATE:
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